Exhibit 10.4(b)

SECOND AMENDMENT

TO THE

EMPIRE BLUE CROSS AND BLUE SHIELD

EMPLOYEE SAVINGS PLAN

As Amended and Restated as of January 1, 2001

WHEREAS, Empire HealthChoice, Inc., doing business as Empire Blue Cross and Blue Shield, (the “Company”) maintains the Empire Blue Cross and Blue Shield Employee Savings Plan (the “Plan”); and

WHEREAS, pursuant to Section 12.1 of the Plan, the Company has the right to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan, effective as of January 1, 2002, to incorporate certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) including: increasing the dollar limit for elective deferral contributions; providing for “catch-up” elective deferral contributions for participants age 50 or older; and incorporating the increased Internal Revenue Code (the “Code”) Section 415 limits on contribution allocations; and

WHEREAS, the Company desires to increase the amount that a participant who is a nonhighly compensated employee may contribute to the Plan as an elective deferral from 20% to 30% of his or her compensation, subject to the limitations prescribed in the Code and set forth in the Plan.

NOW THEREFORE, effective as of January 1, 2002 the Plan is hereby amended as follows:

1. Article II of the Plan is amended by the addition of a new Section 2.16 that reads as follows and the renumbering all subsequent sections of Article II.

“2.16 ‘Catch-up Contributions’ means elective deferral contributions made by the Employer pursuant to Section 4.1(b).”

2. Section IV of the Plan is amended by deleting the existing Section 4.1 in its entirety and inserting the following in its place:

“4.1 Elective Deferral Contributions.

(a)	In the form and manner prescribed by the Administrator, a Participant may elect to reduce Compensation that is not currently available to him or her but would otherwise become distributable to him or her in cash while an Active Participant, and to have the amount of the reduction contributed to the Plan by the Employer as an Elective Deferral

Contribution, which shall be promptly paid to the Trustee and allocated to the Participant’s Elective Deferral Account. A Participant’s election shall be in multiples of 1% of the Compensation otherwise payable during any payroll period, except in the case of a Success Sharing Award otherwise payable during any payroll period a Participant’s election shall be in multiples of 25%, and

(i)	if the Participant is a Nonhighly Compensated Employee such election shall not exceed 20% of the Participant’s Compensation otherwise payable during any payroll period ending on or before December 31, 2001, or 30% of the Participant’s Compensation otherwise payable during any payroll period ending on or after January 1, 2002; or

(ii)	if the Participant is a Highly Compensated Employee such election shall not exceed 14% of the Participant’s Compensation otherwise payable during any payroll period.

(b)	A Participant who is making Elective Deferral Contributions described in subsection (a) above who will attain age 50 before the end of the Plan Year may elect to further reduce Compensation that is not currently available to him or her but would otherwise become distributable to him or her in cash while an Active Participant, and to have the amount of such further reduction contributed to the Plan by the Employer as a Catch-up Contribution, which shall be promptly paid to the Trustee and allocated to the Participant’s Elective Deferral Account. Such election to further reduce Compensation shall be made in accordance with the provisions of Code Section 414 and such procedure established by the Administrator. Catch-up Contributions made in accordance with such election shall not be taken into account for purpose of the provisions of the Plan implementing the required limitations of Sections 402 and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k), 410(b) or 416 of the Code, as applicable, by reason of the making of such Catch-up Contributions.”

3. Article IV of the Plan is amended by adding a new subsection (c) at the end of Section 4.3 to read as follows:

“(c)	Notwithstanding anything in the Plan to the contrary, no Matching Contribution shall be credited to a Participant’s Matching Contribution Account with respect to any Elective Deferral Contribution that is a Catch-up Contribution.”

4. Article V of the Plan is amended by deleting subsection (a) of Section 5.1 in its entirety and inserting the following in its place:

“(a)	In no event shall the Elective Deferral Contributions made on behalf of a Participant in any calendar year exceed the applicable dollar limit for such calendar year under Code Section 402(g) except to the extent permitted under Section 4.1(b). In order to prevent the limitation of this Section from being exceeded for any calendar year, the Administrator may prospectively limit the percentage or amount of Compensation which a Participant may elect to have contributed as Elective Deferral Contributions.”

5. Article V of the Plan is amended by deleting Section 5.7 in its entirety and inserting the following in its place:

“5.7	Limitation on Annual Additions. Except to the extent permitted under Section 4.1(b) the Annual Addition to a Participant’s Account for any Limitation Year shall not exceed the lesser of:

(a)	$40,000 (as adjusted pursuant to Section 415(d)(1) of the Code); or

(b)	100% of his or her Statutory Compensation for such Limitation Year.”

IN WITNESS WHEREOF, the Company has executed this amendments as of this 23rd day of August, 2002.

EMPIRE HEALTHCHOICE, INC. D/B/A/
EMPIRE BLUE CROSS AND BLUE SHIELD

By:	/s/ Michael A. Stocker, M.D.

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